Exhibit 35.5

1123 Servicer Compliance Statement

Transactions Listed With SEC

I, Michael C. Koster, Executive Vice President of TIAA, FSB, certify that:

(a)

A review of TIAA, FSB (the “Servicer”) activities during the period ending December 31, 2019, (“Reporting Period”) and of its performance under the applicable servicing agreement as identified on Schedule A has been made under my supervision.

(b)	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period.

February 27, 2020

By:	/s/ Michael C. Koster
Name:	Michael C. Koster
Title:	Executive Vice President

Schedule A

Transactions Listed with the SEC 2019

Deals in full compliance

Security or Deal	Full Deal Name	Master Servicer of Trustee or Investor
SEMT 2019-1	Sequoia Mortgage Trust 2019-1	Master Servicer - Nationstar Mortgage LLC Trustee - Wilminton Trust, National Association Securities Administrator - Citibank, N.A. Depositor - Secquoia Residential Funding, Inc.
SEMT 2019-CH1	Sequoia Mortgage Trust 2019-CH1	Master Servicer - Nationstar Mortgage LLC Trustee - Wilminton Trust, National Association Securities Administrator - Citibank, N.A. Depositor - Secquoia Residential Funding, Inc.
SEMT Trust 2013-1	Sequoia Mortgage Trust 2013-1	Master Servicer - Wells Fargo Bank Trustee - Christina Trust Securities Administrator – Citibank Depositor - Redwood Residential Acquisition Corp.